Exhibit 9

MERCURIUS

MERCURIUS & ASSOCIATES LLP
+91 11 4559 6689
info@masllp.com
www.masllp.com

CONSENT LETTER

We hereby give our consent to incorporate this letter in the Form 1-A of Doc.com and its subsidiaries (the "Company"), with respect to the audit of Financial Statements of the Company for the year ended December 31, 2025 and review for the six month ended June 30, 2026.

Mercurius & Associates LLP

Mercurius & Associates LLP

September 28, 2026
New Delhi, India